Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 14, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Universal Electronics Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of Universal Electronics Inc. on Forms S-8 (File No. 333-198083, File No. 333-227594, and File No. 333-258488).
/s/ GRANT THORNTON LLP
Newport Beach, California
March 14, 2024